EXHIBIT 1
AMENDMENT NO. 1 to
STOCK PURCHASE AGREEMENT
     AMENDMENT NO. 1 to STOCK PURCHASE AGREEMENT, dated as of June 23, 2007, by and among Avista Capital Partners (“Buyer”), a Delaware limited partnership, and Avista Capital Partners (Offshore), L.P., a Delaware limited partnership (hereinafter referred to as “Seller”). Reference is hereby made to that certain Stock Purchaser Agreement, dated as of May 21, 2007 (the “Stock Purchase Agreement”), between Buyer and Seller. Capitalized terms not otherwise defined shall have the meaning specified for such terms in the Stock Purchase Agreement.
     A. Section 1 of the Stock Purchase Agreement is hereby amended and restated to read in its entirety as follows:
     1. Sale of Shares
     Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer 791,333 shares of Common Stock and Buyer hereby agrees to purchase, accept and acquire such shares of Common Stock from Seller, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any nature whatsoever. The shares of Common Stock to be purchased and sold hereunder are hereinafter referred to as the “Shares”.
     B. Section 2 of the Stock Purchase Agreement is hereby amended and restated to read in its entirety as follows:
     2. Consideration for Shares
     At the Closing (as hereinafter defined), Buyer shall pay to Seller an amount equal to the number of Shares of Common Stock which Buyer is purchasing from Seller multiplied by $26.32, an aggregate of $20,827,884.56 (the “Purchase Price”).
     C. The parties acknowledge and agree that the condition specified in Section 6 of the Stock Purchase Agreement has been satisfied, and that the Closing shall occur as soon as practicable.
     All other terms and provisions of the Stock Purchase Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

AVISTA CAPITAL PARTNERS, L.P.

By:	AVISTA CAPITAL PARTNERS GP, LLC, its general partner

	By:	/s/ Ben Silbert

AVISTA CAPITAL PARTNERS (OFFSHORE), L.P.

By:	AVISTA CAPITAL PARTNERS GP, LLC, its general partner

	By:	/s/ Ben Silbert